News Release: IMMEDIATE RELEASE

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Suzie Singer, Corporate Communications	812.376.1917

IRWIN FINANCIAL CORPORATION ANNOUNCES
RESIGNATION OF CLAUDE E. DAVIS, SENIOR VICE PRESIDENT

(Columbus, IN, September 22, 2004) Irwin Financial Corporation (NYSE: IFC), a bank holding company focusing on mortgage banking, small business and home equity lending, today announced the resignation of Claude E. Davis, one of its Senior Vice Presidents. Mr. Davis has resigned to accept the position of President and Chief Executive Officer of First Financial Bancorp of Hamilton, Ohio.

Davis, 43, joined Irwin in 1987 and held a variety of positions at the Corporation and its commercial line of business over the last 17 years. He was the President of Irwin Union Bank (the commercial banking line of business) from 1996 to 2003 and since that time has been a Senior Vice President and member of the Corporation's Policy Council at the parent company with particular focus on its two commercial lines of business. Mr. Davis's direct responsibilities for the Corporation's commercial finance and banking lines of business have been re-assigned within the holding company's senior management team.

"Claude Davis has been a tremendous asset to Irwin Financial over the past 17 years," said Will Miller, Chairman and CEO. "As President of Irwin Union Bank, he was a key author of the growth strategy of our commercial banking line of business, which was so successfully launched under his leadership and is being carried on under the leadership of Brad Kime, a co-author of that strategy. Since Claude's promotion to the parent company about 18 months ago, he rapidly became a great contributor to the senior management team of the entire Corporation as well. We wish him the best in his new endeavor."

About Irwin Financial

Irwin® Financial Corporation (http://www.irwinfinancial.com) is an interrelated group of specialized financial services companies organized as a bank holding company, with a history tracing to 1871. The Corporation, through its major subsidiaries -- Irwin Mortgage Corporation, Irwin Union Bank, Irwin Home Equity Corporation, Irwin Commercial Finance, and Irwin Ventures -- provides a broad range of financial services to consumers and small businesses in selected markets in the United States and Canada.